EXHIBIT 10.2

CONSULTING AGREEMENT

This Consulting Agreement (the “Agreement”) is made by and between Islet Sciences, Inc., a company organized and existing under the laws of the State of Nevada (hereinafter “COMPANY”), and John Steel, an individual residing in La Jolla, California (hereinafter “CONSULTANT”) effective as of July 1, 2013.

WHEREAS, the CONSULTANT and COMPANY have entered into a Separation Agreement and Release effective as of July 1, 2013, in connection with CONSULTANT’s separation from employment with the COMPANY as the Chief Executive Officer, Treasurer and Secretary (the “Separation Agreement”);

WHEREAS, pursuant to the terms of the Separation Agreement, the parties have agreed to enter into this Agreement for the provision of consulting services by CONSULTANT to COMPANY;

WHEREAS, the COMPANY desires to retain CONSULTANT’s services and the CONSULTANT is willing to provide consulting services to the COMPANY in accordance with the terms of this Agreement.

NOW, THEREFORE, in consideration of the mutual promises herein contained, COMPANY and CONSULTANT agree as follows:

1. Scope of Service

The COMPANY and CONSULTANT recognize that CONSULTANT previously acted in the capacity of the COMPANY’s Chief Executive Officer, Treasurer and Secretary and that the scope of service CONSULTANT will render under this Agreement will be different and more limited than the services previously provided by the CONSULTANT in his capacity as the Chief Executive Officer, Treasurer and Secretary of the Company.

(a)	CONSULTANT has been retained by the COMPANY to provide the following services to the COMPANY: business development services as may be directed in writing by the COMPANY’s Chief Executive Officer.

(b)	CONSULTANT is not retained to enter into contracts or commitments for the COMPANY, and agrees not to do so without the express written consent of the Chief Executive Officer of the COMPANY.

(c)
CONSULTANT shall be free to engage in consulting services for others, provided, however, such other activities shall not interfere with his rendering services to the COMPANY or violate any provisions of the Separation Agreement.

(d)
CONSULTANT shall provide such other consulting services as the COMPANY and CONSULTANT may agree, without additional compensation. The services described in subparagraphs 1(a)-(d) may be referred to hereinafter collectively as the “Consultant Services”.

2.	Nature of Relationship Between Parties

The CONSULTANT shall render the Consultant Services in this Agreement as an independent contractor. Except as otherwise agreed to by the COMPANY, CONSULTANT will have no authority or power to bind the COMPANY in relation to third parties or to represent to third parties that CONSULTANT has authority or power to bind the COMPANY. It is not the intention of the parties to this Agreement to create, by virtue of this Agreement, any employment relationship, trust, partnership or joint venture between CONSULTANT and the COMPANY or any of its affiliates or, except as specifically provided in this Agreement, to make them legal representatives or agents of each other or to create any fiduciary relationship or additional contractual relationship among them.

3.	Compensation

(a)	In consideration for CONSULTANT performing the Consultant Services for the term of this Agreement, COMPANY agrees to pay CONSULTANT a monthly consulting fee of $15,000.00, payable monthly, in arrears.

(b)
In addition to the above compensation, COMPANY will reimburse CONSULTANT for all reasonable out of pocket expenses incurred by CONSULTANT consistent with COMPANY’s policies on reimbursement of business expenses; provided, however, that all expenses must be pre-approved in writing .

(c)
CONSULTANT will also be provided with office access, computer, cell phone and other reasonable support services, including home internet access, during the period of this Agreement consistent with the office support and services he was receiving as an employee. The consideration described in subparagraphs 3(a)-(c) may be referred to hereinafter collectively as the “Consultant Compensation.”

(d)	The Consultant Compensation shall be CONSULTANT’s sole compensation for performing the Consultant Services.

4.	Term

This Agreement shall commence on July 1, 2013, and shall continue in effect through June 30, 2014; provided, however, such term may be extended thereafter by mutual agreement of the parties or terminated at any time by written notice from the COMPANY to the CONSULTANT.

5.	Consultant’s Standard of Care

Subject to the other provisions of this Agreement, CONSULTANT shall provide the Consultant Services with the same degree of diligence, care, skill and prudence that would be customarily exercised by an executive officer of a U.S. public company and in the best interest of the COMPANY.

6.	Independent Contractor

(a)
Except as otherwise provided herein or in the Separation Agreement, the status of CONSULTANT shall be that of an independent contractor and CONSULTANT shall not be eligible for participation in benefit plans offered by COMPANY to its employees.

(b)
COMPANY acknowledges and agrees that CONSULTANT may engage directly or indirectly in other activities during the term of this Agreement. However, this provision shall not relieve CONSULTANT of his obligations under the Separation Agreement and paragraph 7 of this Agreement.

(c)
CONSULTANT shall be solely responsible for satisfaction of all tax obligations with regard to compensation earned pursuant to this Agreement, and agrees to hold COMPANY harmless from any liability for unpaid taxes or penalties in conjunction with earnings hereunder.

7.	Confidentiality

The CONSULTANT acknowledges and agrees that all Confidential Information about the COMPANY that was previously provided in the course of employment with the COMPANY and Confidential Information that will be provided to him in the course of the Term of this Agreement are and will continue to be the exclusive property of the COMPANY. The CONSULTANT agrees to keep all Confidential Information in strict confidence, not disclosing any Confidential Information to any third person except (i) as consented to in writing by the Chief Executive Officer of the COMPANY or (ii) as required by law or judicial or regulatory process; provided, however, that CONSULTANT shall not be obligated to keep in confidence any information which has become generally available to the public without any breach by CONSULTANT of this paragraph 7. If requested by the COMPANY, CONSULTANT will obtain from any third party to whom he discloses any Confidential Information the written agreement (in form and substance satisfactory to the COMPANY in its sole discretion) of such third party to keep such information confidential. The CONSULTANT agrees to continue to abide by COMPANY policies regarding confidentiality.

8.	Protective Covenants

The COMPANY agrees to provide CONSULTANT with Confidential Information, which CONSULTANT has not had access to or knowledge of before the execution of this Agreement. The CONSULTANT agrees that to protect the COMPANY’s Confidential Information, it is necessary to enter into the following restrictive covenants, which are ancillary to the enforceable promises between the COMPANY and CONSULTANT in paragraph 7 of this Agreement:

(i)
Non-Solicitation. The CONSULTANT agrees that during (A) the Term of the Agreement and (B) for an eighteen month period following the Term of the Agreement (the “Post Consulting Period” and, together with the Term, the “Restricted Period”) will not, directly or indirectly, either individually or as a principal, partner, agent, consultant, contractor, employee, or as a director or officer of any corporation or association, or in any other manner or capacity whatsoever, except on behalf of the COMPANY, solicit business, or attempt to solicit business, in products or services competitive with products or services sold by the COMPANY, from any customer or client, or prospective customer or client, with whom CONSULTANT had contact or solicited during the (24) months that immediately proceeded the execution of this Agreement or during the Term of the Agreement.

(ii)
Non-Recruitment. The CONSULTANT also agrees that during the Restricted Period, he will not, directly or indirectly, hire, solicit, induce, recruit, engage, go into business with, encourage to leave their employment or contractor relationship with the COMPANY, or otherwise cease their employment or contractor relationship with the COMPANY, or otherwise contract for services with, any employee or contractor of the COMPANY.

(iii)
Nature of the Restrictions. The CONSULTANT agrees that the time, geographical area, and scope of restrained activities for the restrictions in this paragraph 8 are reasonable, especially in light of the COMPANY’s desire to protect its Confidential Information. If a court concludes that any time period, geographical area, or scope of restrained activities specified in paragraph 8 of this Agreement is unenforceable, the court is vested with the authority to reduce the time period, geographical area, and/or scope of restrained activities, so that the restrictions may be enforced to the fullest extent permitted by law. Additionally, if CONSULTANT violates any of the restrictions contained in this paragraph 8, the Restricted Period shall be suspended and will not run in favor of the CONSULTANT from the time of the commencement of any such violation until the time when the CONSULTANT cures the violation to the COMPANY’s satisfaction.

9.	Agreement to Return Company Property/Documents

Following the termination of CONSULTANT’s consulting arrangement for any reason, CONSULTANT agrees that: (i) he will not take with him, copy, alter, destroy, or delete any files, documents or other materials whether or not embodying or recording any Confidential Information, including copies, without obtaining in advance the written consent of an authorized COMPANY representative; and (ii) he will promptly return to the COMPANY all Confidential Information, documents, files, records and tapes (written or electronically stored) that have been in his possession or control regarding the COMPANY, and he will not use or disclose such materials in any way or in any format, including written information in any form, information stored by electronic means, and any and all copies of these materials. He further agrees to return to the COMPANY immediately all COMPANY property, including, without limitation, keys, equipment, computer(s) and computer equipment, devices, COMPANY cellular phones, other COMPANY telephonic equipment, COMPANY credit cards, data, lists, information, correspondence, notes, memos, reports, or other writings prepared by the COMPANY or himself on behalf of the COMPANY.

10.	Survival

The provisions set forth in paragraphs 7 - 14 shall survive termination or expiration of this Agreement for any reason. In addition, all provisions of this Agreement which expressly continue to operate after the termination of this Agreement shall survive termination or expiration of this Agreement in accordance with the terms of such provisions.

11.	No Assignment or Subcontracting

CONSULTANT shall not assign or subcontract in whole or in part any of the services to be furnished under this Agreement, nor shall CONSULTANT assign any payment due or to become due hereunder from COMPANY without the prior written consent of the COMPANY.

12.	Governing Law

This Agreement shall be governed and interpreted in accordance with the laws of the State of New York, not including any choice-of-law rule of the State of New York, which may direct or refer any such interpretation to the laws of any other state or county.

13.	Dispute Resolution

If any dispute arises out of or is related to this Agreement or CONSULTANT’s employment or separation from employment with the COMPANY for any reason, and the parties to this Agreement cannot resolve the dispute, CONSULTANT and COMPANY hereby agree to resolve such disputes pursuant to the provisions of Section 17 of the Separation Agreement.

14.	Injunctive Relief

The CONSULTANT acknowledges and agrees that the covenants, obligations and agreements of the CONSULTANT contained in this Agreement concern special, unique and extraordinary matters and that a violation of any of the terms of these covenants, obligations or agreements will cause the COMPANY irreparable injury for which adequate remedies at law are not available. Therefore, the CONSULTANT agrees that the COMPANY alone will be entitled to an injunction, restraining order, or all other equitable relief (without the requirement to post bond) as a court of competent jurisdiction may deem necessary or appropriate to restrain the CONSULTANT from committing any violation of the covenants, obligations or agreements referred to in this Agreement before submitting this matter to binding arbitration. These injunctive remedies are cumulative and in addition to any other rights and remedies the COMPANY may have against the CONSULTANT. The COMPANY and the CONSULTANT irrevocably submit to the exclusive jurisdiction of the state courts and federal courts sitting in the New York County of the State of New York regarding the injunctive remedies set forth in this paragraph and the interpretation and enforcement of this paragraph 14 solely insofar as the interpretation and enforcement relate to an application for injunctive relief in accordance with the Agreement provisions. Further, the parties irrevocably agree that (a) the sole and exclusive appropriate venue for any suit or proceeding relating to injunctive relief shall be in the courts listed in this paragraph 14; (b) all claims with respect to any application for injunctive relief shall be heard and determined exclusively in these courts; (c) these courts will have exclusive jurisdiction over the parties to this Agreement and over the subject matter of any dispute relating to an application for injunctive relief; and (d) each party waives all objections and defenses based on service of process, forum, venue, or personal or subject matter jurisdiction, as these defenses may relate to an application for injunctive relief in a suit or proceeding under the provisions of this paragraph 14.

15.	Multiple Counterparts

This Agreement may be executed in counterparts, all of which together shall constitute one agreement binding on all parties hereto, notwithstanding that all such parties are not signatories to this original or same counterpart. Receipt by telecopy or electronic transmission of any executed signature page to this Agreement shall constitute effective delivery of such signature page.

16.	Authorization

Each person signing this Agreement as a party or on behalf of a party represents that he or she is duly authorized to sign this Agreement on such party’s behalf, and is executing this Agreement voluntarily, knowingly, and without any duress or coercion.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

COMPANY:

ISLET SCIENCES, INC.

By:
Name:
Title:

CONSULTANT:

JOHN STEEL